EXHIBIT 12.01

                           RATIO OF EARNINGS TO FIXED CHARGES
                                (amounts in thousands)

                                                                  Three   Twelve
                                                                  Months  Months
                                  Year Ended December 31          Ended   Ended
                           1990    1991    1992    1993    1994  3/31/95 3/31/95

Pre-Tax Income from
 Continuing Operations   $31,675 $31,230 $32,144 $31,911 $34,200 $ 8,702 $34,731

Fixed Charges:
  Interest Expense         4,951   7,922   8,860   8,699  10,207   3,528  11,617
  Amortization of
   Debt Expense               69      79     105     118     132      38     141
  Imputed Interest from
   Capitalized Lease       2,851     761       -       -       -       -       -

                           7,871   8,762   8,965   8,817  10,339   3,566  11,758

Total Earnings
 Plus Fixed Charges      $39,546 $39,992 $41,109 $40,728 $44,539 $12,268 $46,489

Total Fixed Charges      $ 7,871 $ 8,762 $ 8,965 $ 8,817 $10,339 $ 3,566 $11,758

Ratio of Earnings To
 Fixed Charges               5.0     4.6     4.6     4.6     4.3     3.4     4.0